Exhibit 10.06

AGREEMENT TO EXTEND MANAGEMENT AGREEMENT

             This Agreement to Extend Management Agreement (the "Extension Agreement") is made as of December 17, 2001, by and between FBR Asset Investment Corporation (the "Company") and Friedman, Billings, Ramsey Investment Management, Inc. (the "Manager").

             WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of December 17, 1997, as extended and amended by that certain Agreement to Extend and Amend Management Agreement, dated as of December 17, 1999, as further extended and amended by that certain Agreement to Extend and Amend Management Agreement, dated as of December 17, 2000 (the "Management Agreement");

             WHEREAS, the Management Agreement provides in Section 12 thereof that the parties may extend the term of the Management Agreement for up to 12 months by executing a written extension; and

             WHEREAS, the parties have determined to extend the term of the Management Agreement by 12 months, from December 17, 2001 to December 17, 2002, in accordance with Section 12 of the Management Agreement.

             NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

             SECTION 1.  Extension.  The parties hereby agree to extend the term of the Management Agreement by 12 months, from December 17, 2001 to December 17, 2002.

             SECTION 2.  Other terms.  Other than as expressly extended hereby, all other terms, conditions and provisions of the Management Agreement shall remain in effect during the 12 month extension provided for hereby, unless the Management Agreement is amended in writing by the parties or is sooner terminated in accordance with the provisions thereof.

             IN WITNESS WHEREOF, the parties hereto have executed this Extension Agreement as of the date first written above.

FBR ASSET INVESTMENT CORPORATION	FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT, INC.

By: /s/ Richard Hendrix	By: /s/ Kurt R. Harrington
Name: Richard Hendrix	Name: Kurt R. Harrington
Title: Chief Operating Officer	Title: Chief Financial Officer

MANAGEMENT AGREEMENT

        This Management Agreement ("Agreement") is made and entered into as of December 17, 1997, by and between FBR Asset Investment Corporation, a Virginia corporation (the "Company"), and Friedman, Billings, Ramsey Investment Management, Inc., a Delaware corporation (the "Manager").

RECITALS

        WHEREAS, the Company intends to conduct its business in the manner described in the Private Offering Memorandum, dated December 11, 1997 (the "Memorandum") and expects to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Company desires to retain the Manager to acquire, sell and otherwise manage the investments of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

        NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

        SECTION 1.       Definitions.  Capitalized terms used herein but not otherwise defined shall have the respective meanings assigned them in the Memorandum.  In addition, the following terms shall have the meanings assigned them.

(a)                "Agreement" means this Management Agreement, as amended from time to time.

(b)               "Closing Date" means the date of closing of the Company's initial offering of common stock pursuant to the Memorandum.

(c)                "Governing Instruments" means the articles of incorporation and bylaws of a corporation.

        SECTION 2.       Duties of the Manager.

(a)                Administration and Operation of the Company.  The Manager at all times will be subject to the supervision of the Company's Board of Directors and will have only such functions and authority as stated in this Agreement or as the Company may delegate to it.  The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including:

(i)                  serving as the Company's consultant with respect to formulation of investment criteria and policy guidelines;

(ii)                representing the Company in connection with the purchase and commitment to purchase assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of  assets;

(iii)               furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

(iv)              monitoring and providing to the Board of Directors on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

(v)                providing certain executive and administrative personnel, office space and office services required in rendering services to the Company;

(vi)              administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(vii)             communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any trading markets or any governmental bodies or agencies and to maintain effective relations with such holders;

(viii)           to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for mortgage loans sold to the Company and arranging for the monitoring and administering of such servicers;

(ix)              counseling the Company in connection with policy decisions to be made by the Board of Directors;

(x)                counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and regulations thereunder;

(xi)              engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT;

(xii)             upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company; and

(xiii)           counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the various requirements for such exemption.

(b)               Portfolio Management.  The Manager will perform portfolio management services on behalf of the Company with respect to the Company's investments.  Such services will include, but not be limited to, consulting with the Company on purchase and sale opportunities; collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions; periodic review and evaluation of the performance of the Company's portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.  The Manager may enter into subcontracts with other parties, including its Affiliates, to provide any such services to the Company.

(c)                Reasonable Best Efforts.  The Manager agrees to use its reasonable best efforts at all times in performing services for the Company hereunder.

        SECTION 3.       Additional Activities of Manager.  Nothing herein shall prevent the Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of real estate investment, including investments that meet the principal investment objectives of the Company.

        The Manager will allocate investment opportunities among investors for whom the Manager and its Affiliates manage assets based upon primary investment objectives, applicable investment restrictions, and such other factors as the Manager deems appropriate and fair under the circumstances.

        Directors, officers, employees and agents of the Manager or its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company, to the extent permitted by the Company's Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company's Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

        SECTION 4.       Commitments.  In order to meet the investment requirements of the Company, as determined by the Board of Directors from time to time, the Manager agrees, at the direction of the Board of Directors, to issue on behalf of the Company commitments on such terms as are established by the Board of Directors for the purchase of investments.

        SECTION 5.       Bank Accounts.  At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company.

        SECTION 6.       Records; Confidentiality.  The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours.  The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors.

        SECTION 7.       Obligations of Manager.

(a)                The Manager shall require each seller or transferor of investments to the Company to make such representations and warranties regarding such investments as may, in the judgment of the Manager, be necessary and appropriate.  In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's investments.

(b)               The Manager shall refrain from any action that, in its sole judgment made in good faith, would adversely affect the status of the Company as a REIT or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company's Governing Instruments.  If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation, or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, the Independent Directors, or the Company's stockholders or partners for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 10 of this Agreement.

        SECTION 8.       Compensation.

(a)                Commencing with the first calendar quarter ending after the Closing Date, the Company shall pay to the Manager, for services rendered under this Agreement, a quarterly base management fee in an amount equal to the sum of (a) 1/4 of 1% per annum (adjusted to reflect a quarterly period) of the Average  Invested Mortgage Assets of the Company during each calendar quarter (or a pro rata amount based on the number of days elapsed during any partial calendar quarter) and (b) 3/4 of 1% per annum of the remainder of the Average Invested Assets of the Company during each calendar quarter (or a pro rata amount based on the number of days elapsed during any partial calendar quarter).  After the end of each calendar year (beginning with 1998), the Manager may, and at the request of the Company shall, provide an analysis of the costs of providing services under this Agreement during such calendar year.  This information may be used by the Company to adjust the base management fee in order to align it more closely with the actual costs of such services, or with the consent of the Manager, to reduce the base management fee to the extent the Company incurs costs internally.  No more than one such adjustment may be made in any calendar year.

(b)               The Manager shall be entitled to receive incentive compensation based on the performance of the Company.  At the end of 1998, the Manager will be entitled to receive the Incentive Calculation Amount for the period from the Closing Date through December 31, 1998.  For each calendar quarter thereafter beginning with the quarter ended March 31, 1999, the Manager will be entitled to receive 25% of the Incentive Calculation Amount for the 12 month period ending with the end of that calendar quarter.

        As used herein, the Incentive Calculation Amount for any period means an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds from Operations (before the incentive fee but after the base management fee) of the Company per share (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the Offering Price and the prices per share at any secondary offerings by the Company multiplied by (b) the Ten-Year U.S.  Treasury Rate plus five percent per annum multiplied by (B) the weighted average number of Common Shares outstanding during such period.

        "Funds from Operations" shall be computed in accordance with the definition thereof adopted by the National Association of Real Estate Investment Trusts ("NAREIT") and shall mean net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

        As used in calculating the Manager's compensation, the term "Ten Year U.S.  Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S.  Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.  If the Company determines in good faith that the Ten Year U.S.  Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S.  government securities selected by the Company.

(c)                The Manager shall compute the compensation payable under Sections 8(a) and 8(b) of this Agreement within 45 days after the end of each calendar quarter.  A copy of the computations made by the Manager to calculate its compensation shall thereafter promptly be delivered to the Company and, upon such delivery, payment of the compensation earned under Sections 8(a) and 8(b) of this Agreement shown therein shall be due and payable within 60 days after the end of such calendar quarter.

(d)               The Manager may charge the Company for any out of pocket expenses that the Manager incurs in connection with any due diligence on assets considered for purchase by the Company.  Moreover, the Manager shall document the time spent by the Manager's employees in performing such due diligence and shall be entitled to reimbursement for the allocable portion of such employees' salaries and benefits provided, however, that (i) the amount of due diligence costs for which the Manager receives reimbursement with respect to any asset shall not exceed an arm's length due diligence fee for such asset and (ii) the Manager shall not be entitled to reimbursement for any due diligence or employee time costs associated with investments in securities being underwritten or placed by an Affiliate of the Manager.

        SECTION 9.       Calculations of Expenses.  Expenses incurred by the Manager on behalf of the Company shall be reimbursed quarterly to the Manager within 60 days after the end of each quarter.  The Manager shall prepare a statement documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

        SECTION 10.   Limits of Manager Responsibility.  The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement.  The Manager, its Affiliates, and their respective directors, officers, stockholders and employees will not be liable to the Company, any subsidiary, the Independent Directors or the Company's or any subsidiary's shareholders, creditors, or partners for any acts or omissions by the Manager, its Affiliates, and their respective directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties.  The Manager may consult with and rely upon counsel in any case where it appears to the Manager to be necessary or desirable with respect to its authority and obligations under this Agreement.  Additionally, the Manager may rely and act upon any certificates or other instruments believed in good faith by the Manager to be genuine and to have been signed by any person duly authorized.  The Company shall reimburse, indemnify and hold harmless the Manager, its stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including attorneys' fees) in respect of or arising from any acts or omissions of the Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

        SECTION 11.   No Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

        SECTION 12.   Term; Termination.  This Agreement shall commence on the Closing Date and shall continue in force until the second anniversary of the Closing Date, and thereafter, it may be extended only with the consent of the Manager and by the affirmative vote of a majority of the Board of Directors of the Company, including a majority vote of the Independent Directors.

        Each extension shall be executed in writing by the parties and shall be dated as of the expiration of this Agreement or any extension thereof.  Each such extension shall not exceed twelve months.

        Notwithstanding any other provision to the contrary, this Agreement, or any extension hereof, may be terminated by the Company without cause, upon 60 days written notice, by a majority vote of the Independent Directors or by majority vote of the holders of the outstanding Common Shares; provided that the base management fee and incentive management fee earned during the twelve months preceding such termination, will be due.

        If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 16 of this Agreement.

        SECTION 13.   Assignments.

(a)                Except as set forth in subsection (b) of this Section 13, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors.  Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another Company or other organization that is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

(b)               Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(a) and 2(b) of this Agreement to any of its Affiliates or to Blackrock Financial Management, Inc., and the Company hereby consents to any such assignment and subcontracting.

        SECTION 14.   Termination by Company for Cause.  At the option of the Company, this Agreement shall be and become terminated upon 60 days' written notice of termination from a majority of the Independent Directors to the Manager, without payment of any termination fee, if any of the following events shall occur:

(a)                if the Manager shall violate any material provision of this Agreement and, after notice of such violation, shall not cure such violation within 30 days; or

(b)               there is entered an order for relief or similar decree or  order with respect to the Manager by a court having competent  jurisdiction in an involuntary case under the federal bankruptcy laws  as now or hereafter constituted or under any applicable federal or  state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability to pay its debts as they  become due and payable, or makes a general assignment for the benefit  of, or enters into any composition or arrangement with, creditors; (ii)  applies for, or consents (by admission of material allegations of a  petition or otherwise) to the appointment of a receiver, trustee,  assignee, custodian, liquidator or sequestrator (or other similar  official) of the Manager or of any substantial part of its properties  or assets, or authorizes such an application or consent, or proceedings  seeking such appointment are commenced without such authorization,  consent or application against the Manager and continue undismissed for  30 days; (iii) authorizes or files a voluntary petition in bankruptcy,  or applies for or consents (by admission of material allegations of a  petition or otherwise) to the application of any bankruptcy,  reorganization, arrangement, readjustment of debt, insolvency,  dissolution, liquidation or other similar law of any jurisdiction, or  authorizes such application or consent, or proceedings to such end are  instituted against the Manager without such authorization, application  or consent and are approved as properly instituted and remain  undismissed for 30 days or result in adjudication of bankruptcy or  insolvency; or (iv) permits or suffers all or any substantial part of  its properties or assets to be sequestered or attached by court order  and the order remains undismissed for 30 days.

        If any of the events specified in this Section 14 shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

        SECTION 15.   Action Upon Termination.  From and after the effective date of termination of this Agreement pursuant to Sections 12, 13, or 14 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated by the Company pursuant to Section 12, the applicable termination fee.  Upon such termination, the Manager shall forthwith:

(a)                after deducting any accrued compensation and reimbursement  for its expenses to which it is then entitled, pay over to the Company  all money collected and held for the account of the Company pursuant to  this Agreement;

(b)               deliver to the Company a full accounting, including a  statement showing all payments collected by it and a statement of all  money held by it, covering the period following the date of the last  accounting furnished to the Board of Directors with respect to the  Company; and

(c)                deliver to the Company all property and documents of the  Company then in the custody of the Manager.

        SECTION 16.   Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request.  The Manager shall not be liable to the Company, any subsidiary, the Independent Directors, or the Company's or a subsidiary's stockholders or partners for any acts performed or omissions to act by the Company in connection with the money or other property released to the Company in accordance with this Section.  The Company shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company in accordance with the terms of this Section 16.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 10 of this Agreement.

        SECTION 17.   Representations and Warranties.

(a)                The Company hereby represents and warrants to the Manager as follows:

          (i)                  The Company is duly organized, validly existing and in  good standing under the laws of the Commonwealth of Virginia, has the  corporate power to own its assets and to transact the business in which  it is now engaged and is duly qualified as a foreign corporation and in  good standing under the laws of each jurisdiction where its ownership  or lease of property or the conduct of its business requires such  qualification, except for failures to be so qualified, authorized or  licensed that could not in the aggregate have a material adverse effect  on the business operations, assets or financial condition of the  Company and its subsidiaries, taken as a whole.  The Company does not do  business under any fictitious business name.

         (ii)                The Company has the corporate power and authority to  execute, deliver and perform this Agreement and all obligations  required hereunder and has taken all necessary corporate action to  authorize this Agreement on the terms and conditions hereof and the  execution, delivery and performance of this Agreement and all  obligations required hereunder.  No consent of any other person  including, without limitation, stockholders and creditors of the  Company, and no license, permit, approval or authorization of,  exemption by, notice or report to, or registration, filing or  declaration with, any governmental authority is required by the Company  in connection with this Agreement or the execution, delivery,  performance, validity or enforceability of this Agreement and all  obligations required hereunder.  This Agreement has been, and each  instrument or document required hereunder will be, executed and  delivered by a duly authorized officer of the Company, and this  Agreement constitutes, and each instrument or document required  hereunder when executed and delivered hereunder will constitute, the  legally valid and binding obligation of the Company enforceable against  the Company in accordance with its terms.

         (iii)               The execution, delivery and performance of this  Agreement and the documents or instruments required hereunder will not  violate any provision of any existing law or regulation binding on the  Company, or any order, judgment, award or decree of any court,  arbitrator or governmental authority binding on the Company, or the  Governing Instruments of, or any securities issued by the Company or of  any mortgage, indenture, lease, contract or other agreement, instrument  or undertaking to which the Company is a party or by which the Company  or any of its assets may be bound, the violation of which would have a  material adverse effect on the business operations, assets or financial  condition of the Company and its subsidiaries, taken as a whole, and  will not result in, or require, the creation or imposition of any lien  on any of its property, assets or revenues pursuant to the provisions  of any such mortgage, indenture, lease, contract or other agreement,  instrument or undertaking.

(b)               The Manager hereby represents and warrants to the Company as follows:

          (i)                  the Manager is duly organized, validly existing and in  good standing under the laws of the jurisdiction of its formation, has  the corporate power to own its assets and to transact the business in  which it is now engaged and is duly qualified to do business and is in  good standing under the laws of each jurisdiction where its ownership  or lease of property or the conduct of its business requires such  qualification, except for failures to be so qualified, authorized or  licensed that could not in the aggregate have a material adverse effect  on the business operations, assets or financial condition of the  Manager and its subsidiaries, taken as a whole.  The Manager does not do  business under any fictitious business name.

        (ii)                The Manager has the corporate power and authority to  execute, deliver and perform this Agreement and all obligations  required hereunder and has taken all necessary corporate action to  authorize this Agreement on the terms and conditions hereof and the  execution, delivery and performance of this Agreement and all  obligations required hereunder.  No consent of any other person  including, without limitation, stockholders and creditors of the  Manager, and no license, permit, approval or authorization of,  exemption by, notice or report to, or registration, filing or  declaration with, any governmental authority is required by the Manager  in connection with this Agreement or the execution, delivery,  performance, validity or enforceability of this Agreement and all  obligations required hereunder.  This Agreement has been, and each  instrument or document required hereunder will be, executed and  delivered by a duly authorized agent of the Manager, and this Agreement  constitutes, and each instrument or document required hereunder when  executed and delivered hereunder will constitute, the legally valid and  binding obligation of the Manager enforceable against the Manager in  accordance with its terms.

        (iii)               The execution, delivery and performance of this  Agreement and the documents or instruments required hereunder, will not  violate any provision of any existing law or regulation binding on the  Manager, or any order, judgment, award or decree of any court,  arbitrator or governmental authority binding on the Manager, or the  partnership agreement of, or any securities issued by the Manager or of  any mortgage, indenture, lease, contract or other agreement, instrument  or undertaking to which the Manager is a party or by which the Manager  or any of its assets may be bound, the violation of which would have a  material adverse effect on the business operations, assets or financial  condition of the Manager and its subsidiaries, taken as a whole, and  will not result in, or require, the creation or imposition of any lien  on any of its property, assets or revenues pursuant to the provisions  of any such mortgage, indenture, lease, contract or other agreement,  instrument or undertaking.

        SECTION 18.   Notices.  Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

FBR Asset Investment Corporation
1001 Nineteenth Street, North
Arlington, Virginia 22209
Attention: Secretary

with a copy given in the manner prescribed above, to:

George C. Howell, III, Esquire
Hunton & Williams
951 East Byrd Street
Richmond, Virginia 23219-4074

(b)	If to the Manager:
Friedman, Billings, Ramsey Investment Management, Inc.
1001 Nineteenth Street, North
Arlington, Virginia 22209
Attention: Secretary

with a copy given in the manner prescribed above, to:

George C. Howell, III, Esquire
Hunton & Williams
951 East Byrd Street
Richmond, Virginia 23219-4074

        Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

        SECTION 19.   Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

        SECTION 20.   Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

        SECTION 21.   Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, notwithstanding any Virginia or other conflict-of-law provisions to the contrary.

        SECTION 22.   Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

        SECTION 23.   Costs and Expenses.  Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

        SECTION 24.   Titles Not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

        SECTION 25.   Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        SECTION 26.   Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

        SECTION 27.   Computation of Interest.  Interest will be computed on the basis of a 360-day year consisting of twelve months of thirty days each.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the date first written above.

FBR ASSET INVESTMENT CORPORATION

By: /s/ W. Russell Ramsey

Name: W. Russell Ramsey
Title: President

FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT, INC.

By: /s/ Emanuel J. Friedman
Name: Emanuel J. Friedman
Title: Chief Executive Officer